Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-164726 on Form S-8 of ShoreTel, Inc. of our report dated November 8, 2010 related to the financial statements of Agito Networks, Inc. as of and for the years ended December 31, 2009 and 2008 (which expresses an unqualified opinion and explanatory note regarding a going concern), appearing in this Current Report on Form 8-K/A of ShoreTel Inc.

/s/ Deloitte & Touche LLP

San Jose, California

December 29, 2010